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                                                                    EXHIBIT 4.21


              SUBORDINATION OF FIRST PREFERRED VESSEL MORTGAGE UPON
             FITZGERALDS TUNICA (OFFICIAL NO. 262757) (THE "VESSEL")

In consideration of Foothill Capital Corporation, a California corporation ("Foothill"), whose offices are located at One Boston Plaza, Suite 1800, Boston, Massachusetts 02108, entering into that certain Loan and Security Agreement dated as of December 6, 2001, with, among others, Barden Mississippi Gaming, LLC, a Mississippi limited liability company (a "Borrower"), whose offices are located at 163 Madison avenue, suite 2000, Detroit, Michigan 48226, whereby, among other things, Borrower has agreed to grant to Foothill, as Trustee, that certain First Preferred Vessel Mortgage on the Whole of the Fitzgeralds Tunica ("Foothill Mortgage") dated December 6, 2001, filed at the National Vessel Documentation Center against the Vessel on December ___, 2001 ________ in Book _______, page ______, and in accordance with and subject to the terms and conditions of an Intercreditor Agreement dated as of December 6, 2001 (the "Intercreditor Agreement"), by and between Foothill and The Bank of New York, a New York banking corporation, as Trustee ("Trustee"), Trustee under that certain Indenture dated as of December 6, 2001, executes this instrument subordinating the lien created by that certain First Preferred Vessel Mortgage on the Whole of the Fitzgeralds Tunica ("Trustee Mortgage") dated December 6, 2001, filed at the National Vessel Documentation Center against the Vessel on December ___, 2001 ________ in Book _______, page ______, to the lien created by the Foothill Mortgage. Notwithstanding anything contained herein, the subordination of the lien of the Trustee Mortgage provided for herein shall not be deemed to (a) subordinate the Liens of Trustee to the Liens of any other Person; or (b) subordinate the Subordinated Lien Indebtedness to any Indebtedness of the Issuers or any of the Subsidiary Guarantors.

Notwithstanding the provisions of: (1) the Trustee Mortgage; and (2) the order of filing of any financing statements, the order of granting of any lien, mortgage or security interest in the Vessel, any provisions of maritime law or any other law governing the Vessel and the Uniform Commercial Code as in effect in any jurisdiction in which the Vessel may be located, any rule of law, or any of Trustee's agreements with the Borrower; subject to the terms and conditions of the Intercreditor Agreement, all liens, mortgages and security interests of Trustee in the Vessel, whether now or later arising and, whether arising pursuant to the Trustee Mortgage or otherwise, shall be and hereby are subordinated to the liens, mortgages and security interests of Foothill under the Foothill Mortgage.

Capitalized terms used and not otherwise defined in this agreement have the meanings set forth for them in the Intercreditor Agreement. If there is a conflict between the terms and conditions of this document and the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall govern and control.

                                        The Bank of New York, as Trustee
                                        101 Barclay Street - 21W
                                        New York, New York 10286

                                        By: /s/ Robert Massimillo
                                           ------------------------------
                                        Name: Robert Massimillo
                                             ----------------------------
                                        Title: Vice President
                                              ---------------------------

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State of New York
County of Bronx

On December 6, 2001, the person named above acknowledged execution of this instrument in his/her capacity on behalf of The Bank of New York for the purposes stated in this instrument.

                             /s/ William J. Cassels
                             ----------------------
[SEAL]                       Notary Public
                             My commission expires: ____________


                             [SEAL]